EXHIBIT 99.1

Manatron Announces Fiscal 2006 Fourth Quarter and
Full Year Financial Results

•	Company wins $2.3 million contract with Washoe County, Nevada
•	Recurring revenue reaches $20 million annually
•	Bill McKinzie promoted to President and COO; Paul Sylvester named Co-Chairman, will remain as CEO

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, CEO
Manatron, Inc. (269) 567-2900
paul.sylvester@manatron.com

KALAMAZOO, MI--(PR NEWSWIRE) - July 19, 2006-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the recently introduced Government Revenue Management® (GRM®) software, today announced its financial results for the fourth quarter and full fiscal year, which ended April 30, 2006.

For the quarter, the Company reported net revenues of $9.9 million and a net loss of $1.6 million or $0.33 per diluted share compared to $11.8 million of net revenues and a net profit of $721,000 or $0.16 per diluted share for the fourth quarter in the prior fiscal year. The Company's net revenues did increase by 23.5 percent compared to the $8.0 million of net revenues that were posted for the third fiscal quarter. This increase was primarily due to the inclusion of operations from ASIX, Inc., which was acquired on February 1, 2006. For the quarter, ASIX contributed approximately $1.4 million in revenue and $94,000 of operating income before amortization of the acquired intangible assets.

For the year ended April 30, 2006, net revenues were $36.3 million and the net loss was $4.3 million or $0.97 per diluted share. In the prior fiscal year, the Company reported net revenues of $40.2 million and net income of $2.4 million or $0.53 per diluted share. The prior year net income included an after-tax non-recurring gain of $1.4 million (using an effective tax rate of 38.5 percent) or $0.31 per diluted share related to the sale of the Company's Judicial Product line in May 2004.

"Without question, fiscal 2006 was a tough year for us financially as we continued our journey of transitioning the Company from a project-oriented, hardware focused, regional company with over two hundred different products to an industry-leading, national company with a primary focus on building scale and leveraging the significant investments in our new GRM property suite of software and services," commented Paul R. Sylvester, Chief Executive Officer. "The challenges we have encountered in Baltimore and other legacy projects, where we have been

Manatron Announces Fiscal 2006 Fourth Quarter Financial Results; Page 2

developing a fully customized Property Tax solution, are evidence that our GRM initiative is the right strategy. Despite the poor financial results, we still had a number of major accomplishments during fiscal 2006 and finished the year more confident than ever in our direction."

"The completion of our first GRM Property Tax and CAMA software implementation in Gwinnett County, Georgia was by far our most significant accomplishment for the year," Mr. Sylvester continued. "Gwinnett County is currently processing and mailing their second year of tax bills with our new integrated system. The references and additional assistance Gwinnett County provided during fiscal 2006 were instrumental in our GRM contract wins in Minnesota and Nevada. As previously announced our initial contracts with the Minnesota Counties Computer Cooperative (MCCC) and Blue Earth County amount to over $5 million. We have the capability to sign more business as additional Minnesota counties purchase our GRM Property Tax software. In addition, we are aggressively pursuing leads for our CAMA and Recorder modules of the GRM suite. We also secured a $2.3 million GRM Property Tax contract with Washoe County (Reno), Nevada, which is the second largest county in that state."

"Both the Minnesota and Nevada implementations are underway and are benefiting from the knowledge that ASIX brings to the table as a result of their experience in Anoka County, Minnesota and Clark County (Las Vegas), Nevada," Mr. Sylvester continued. "The ASIX acquisition, which we completed on February 1, 2006, was another major accomplishment for Manatron and will allow us to accelerate the execution of our GRM strategy in California and other states. Equally important is the additional revenue and operating income that ASIX will contribute in the upcoming years. Finally, as noted in more detail below, we restructured our business to balance our costs with our current revenue stream. Our organization is now streamlined and we believe Manatron will show significant progress in the upcoming first quarter and ultimately return to profitability in fiscal 2007."

"While we continue to face lengthy sales cycles as local governments evaluate their purchase decisions, our success in Gwinnett County, coupled with our recent successful GRM implementations in Kenai, Alaska and Payette County, Idaho should serve as high quality references as we communicate the benefits of our GRM products nationwide and look to shorten the sales cycle," Mr. Sylvester added. "This is particularly true in California, where ASIX has outstanding contacts and an established reputation. We have also made significant progress in our core markets of Florida, Illinois, Indiana and Ohio, which will help our future financial results. I remain optimistic that we are close to that inflection point and believe Manatron is appropriately positioned to capture more business."

Financial Results

The decreases in net revenues for the fourth quarter and entire year were primarily related to significant reductions in appraisal services revenues and software license fees. These decreases were partially offset by a 26.6 percent increase in recurring software support and maintenance revenues for the quarter and a 10.2 percent increase for the year. As a result of the Company's recent software implementations for new clients, price increases and the acquisitions of VisiCraft on November 1, 2004, Plexis on November 1, 2005 and ASIX on February 1, 2006, total recurring revenue from hardware and software maintenance, e-government subscriptions, and printing and processing contracts currently stands at approximately $20 million annually, representing over fifty-five percent of the Company's revenue for the last fiscal year. The Company anticipates that this revenue stream will continue to grow with price increases and as it completes the software implementations for additional new clients in Alaska, Arizona, Idaho, Maryland, Minnesota, Nevada, South Carolina, Tennessee, and Virginia.

Manatron Announces Fiscal 2006 Fourth Quarter Financial Results; Page 3

Cost of revenues for the fourth quarter increased by 8.6 percent to $6.8 million, resulting in gross profit of $3.1 million and a gross margin of 31.4 percent compared to gross profit of $5.5 million and a gross margin of 47.0 percent in the fourth quarter of last year. For the year, cost of revenues increased 11.3 percent to $25.2 million, resulting in gross profit of $11.1 million and a gross margin of 30.6 percent compared to gross profit of $17.5 million and a gross margin of 43.6 percent for the prior fiscal year. Gross margins were primarily impacted by the lower year over year sales revenue, specifically software licenses. In addition, the Company incurred substantially higher subcontractor expenses in connection with its City of Baltimore project.

Selling, general and administrative expenses increased slightly to $4.9 million for the three months ended April 30, 2006 from $4.4 million for the prior year fourth quarter. For the year, selling, general and administrative expenses increased by 8.1 percent to $17.5 million compared to the prior fiscal year. This increase was directly related to the Company's additional investments in its sales, marketing and product development activities, as well as the new intangible asset amortization expense associated with recent acquisitions. On April 26, 2006, the Company announced an immediate strategic workforce reduction as part of an effort to reduce its fixed costs. This resulted in the elimination of 62 positions or about 14 percent of the workforce level on February 1, 2006. The Company reported a one-time charge to expense in the fourth quarter of $532,000 in connection with this restructuring.

Total signed contracts or sales for the year ended April 30, 2006 were $19.0 million compared to $20.2 million for the prior fiscal year. As of April 30, 2006, the Company's backlog amounted to $18 million for software and related services and $5.0 million for appraisal services compared to $15.6 million and $7.9 million, respectively at April 30, 2005. These backlog amounts are exclusive of the Company's recurring revenue noted above.

The Company finished the year with working capital of $4.7 million, $4.2 million in cash and no bank debt. Shareholders' equity was $23.0 million at April 30, 2006 compared to $23.6 million at the end of the last fiscal year.

The Company also announced that G. William McKinzie has been promoted to the position of President in addition to his current role as Chief Operating Officer. Mr. McKinzie will oversee the ongoing transition to a GRM-based product offering, including sales, marketing and administration. Paul Sylvester has been named Co-Chairman of the Company and will remain as Chief Executive Officer.

"I've spent considerable time building a team which can lead Manatron through the current challenges and take the Company to the next stage of its evolution," Mr. Sylvester said. "Bill has demonstrated the technical expertise and drive to ensure that our GRM strategy gets executed sooner rather than later so that Manatron is viewed as the leader in the national Property Tax and CAMA market. This transition will enable me to focus on more strategic initiatives, such as building shareholder value, mergers and acquisitions, and Investor Relations. I look forward to providing guidance and support to Bill as he moves into his new role."

Mr. McKinzie added, "Manatron possesses a compelling solution for local governments. Our mission is to clearly demonstrate the capability of our software to our potential customers and drive our GRM sales into new markets profitably. I am confident that we have the right vision and a solid strategy. With the addition of the talent, expertise and intellectual property from ASIX, we are in the strongest competitive position in the Company's history. I believe we have the right pieces in place for us to be successful and return to profitability, and I look forward to meeting the challenges we currently face head-on."

Manatron Announces Fiscal 2006 Fourth Quarter Financial Results; Page 4

Teleconference Information

Management will discuss the results in a conference call, scheduled for 4:15 p.m. Eastern Time, on Wednesday, July 19, 2006. Anyone interested in participating should call 800-683-1585 if calling within the United States or 973-935-2107 if calling internationally. There will be a playback available until July 26, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 7610923 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net.

The web cast can be accessed until August 19, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, Tennessee and Washington. Manatron currently serves approximately 1,300 customers in 30 states and two Canadian territories. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

# # #

Tables to Follow

Manatron Announces Fiscal 2006 Fourth Quarter Financial Results; Page 5

MANATRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30, (unaudited)			Year Ended April 30, (audited)
	2006	2005		2006	2005
NET REVENUES	$9,909,583		$11,799,340	$36,324,396		$40,154,825

COST OF REVENUES	6,795,931		6,255,686	25,194,840		22,642,555

Gross profit	3,113,652		5,543,654	11,129,556		17,512,270

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,853,308		4,419,816	17,491,957		16,176,608

RESTRUCTURING CHARGE	(532,421)		--	(532,421)		--

Income (loss) from operations	(2,272,077)		1,123,838	(6,894,822)		1,335,662

GAIN ON SALE	--		--	--		2,237,157

OTHER INCOME (EXPENSE)	(29,170)		84,759	177,908		273,835

Income (loss) before provision (credit) for income taxes	(2,301,247)		1,208,597	(6,716,914)		3,846,654

PROVISION (CREDIT) FOR INCOME TAXES	(722,815)		488,000	(2,400,255)		1,481,000

NET INCOME (LOSS)	$(1,578,432)		720,597	(4,316,659)		2,365,654

BASIC EARNINGS (LOSS) PER SHARE	$(.33)		$.17	$(.97)		$.57

DILUTED EARNINGS (LOSS) PER SHARE	$(.33)	$	..16	$(.97)	$	..53

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,808,776		4,202,930	4,463,838		4,143,173

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,808,776		4,510,042	4,463,838		4,448,796

Manatron Announces Fiscal 2006 Fourth Quarter Financial Results; Page 6

MANATRON, INC.
CONSOLIDATED BALANCE SHEETS

	April 30, 2006 (audited)	April 30, 2005 (audited)

ASSETS
CURRENT ASSETS:
Cash and equivalents	$4,209,831	$8,444,195
Accounts receivable, net	7,556,313	6,387,440
Income tax receivables	2,182,248	659,736
Revenues earned in excess of billings	6,151,346	6,596,025
Unbilled retainages on long term contracts	1,105,320	1,349,371
Notes receivable	450,565	339,958
Inventories	146,800	198,995
Deferred tax assets	1,153,651	901,000
Other current assets	485,525	706,000

Total current assets	23,441,599	25,582,720

NET PROPERTY AND EQUIPMENT	2,618,588	2,882,004

OTHER ASSETS:
Notes receivable, less current portion	272,261	280,227
Computer software development costs, net of accumulated amortization	2,610,216	2,760,762
Goodwill	12,022,385	4,886,676
Intangible assets, net of accumulated amortization	3,202,935	1,243,903
Other, net	253,980	164,908
Total other assets	18,361,777	9,336,476
Total assets	44,421,964	37,801,200

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	898,301	781,110
Current portion of notes payable	2,700,000	300,000
Billings in excess of revenues earned	3,373,271	2,445,813
Billings for future services	8,369,114	6,020,275
Accrued liabilities	3,419,286	3,267,771
Total current liabilities	18,759,972	12,814,969

DEFERRED INCOME TAXES	284,963	538,000
LONG-TERM PORTION OF NOTES PAYABLE	2,334,228	807,686
SHAREHOLDERS' EQUITY:
Common stock	17,933,574	14,321,184
Retained earnings	6,504,318	10,820,977
Deferred stock compensation	(1,395,091)	(1,501,616)
Total shareholders' equity	23,042,801	23,640,545
Total liabilities and shareholders' equity	$44,421,964	$37,801,200